UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Under Rule 14a-12

EMPIRE STATE BUILDING ASSOCIATES L.L.C.

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(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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January 21, 2013

To Participants in Empire State Building Associates L.L.C. (“ESBA”)

Dear Fellow Participants:

We recommend and request your approval to permit ESBA’s contribution of its property interest in the Empire State Building located at 350 Fifth Avenue, New York, New York (“Empire”) to Empire State Realty Trust, Inc. (the “REIT”) as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area into the REIT.

We believe the proposed consolidation into a REIT and the initial public offering (“IPO”) present a unique and excellent opportunity for the investors in ESBA to improve their position, receive several new and important benefits, and continue to benefit economically in a new and efficient structure much better suited for today and the future. With the Registration Statement, which includes the prospectus/consent solicitation statement relating to the consolidation, having been declared effective by the Securities and Exchange Commission (the “SEC”), we are now in a position to discuss this long awaited and important opportunity with you in detail, answer your questions, and assist you in making the best decision for you.

As described in the prospectus/consent solicitation statement, for each $10,000 of original investment held by you, the exchange value is now $323,803 if you or your predecessor consented to the voluntary capital override or $358,670 if there has been no such consent.

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Exchange value was determined based on an appraisal by Duff & Phelps, LLC, the independent valuer, to establish relative value among properties and participation interests, and it does not necessarily represent the fair market value of your participation interest. The consideration you receive will be based on the REIT’s value in the IPO, which will not be known until the pricing of the IPO after you vote on the consolidation proposal.

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The relative exchange values of each of the entities included in the consolidation will remain the same, except for adjustments to reflect changes in certain balance sheet items after June 30, 2012, which are not expected to be material. The difference between exchange value and enterprise value is described in the prospectus/consent solicitation statement.

The attached prospectus/consent solicitation statement contains an estimate that you will receive in the first 12 months as a REIT investor distributions of $5,866 per $10,000 of original investment.

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This is greater than the $3,110 average annual distribution per $10,000 original investment for the five years ending December 31, 2011 (which annual average included $140 of distributions annually attributable to borrowing).

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This estimate is based on the calculations and assumptions set forth in the prospectus/consent solicitation statement, and the REIT cannot assure you that its actual results will be equal or comparable to such estimate.

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We believe you have greater potential for increased distributions as an investor in the REIT or its operating partnership than as a participant in ESBA from improved performance of the properties, potential growth from acquisitions, and a better capital structure made possible by the combined balance sheet of all the properties. There is no assurance, however, that distributions will increase over time or be greater than the historical distributions made to you.

All existing reserves in excess of working capital and also expenditures relating to the consolidation and IPO which shall be reimbursed will be distributed to participants in ESBA at the time of the consolidation and IPO. At September 30, 2012, a participant’s share of such distributions which would have been available for distribution (in addition to any amounts that would have been distributable out of accrued overage rent) had the closing occurred on such date would have been $5,012 per $10,000 original investment. The actual amount of distributions will be based on cash available at closing of the consolidation, which may be different from the amount of cash available at September 30, 2012.

You will also receive your share of the net proceeds of the settlement of the class action, estimated to equal $9,840 per $10,000 original investment if you are subject to the voluntary capital override and $8,350 per $10,000 original investment if you are not subject to the voluntary capital override. The allocation of net proceeds of settlement is based on the current plan of allocation proposed by counsel for the class plaintiffs. The settlement and the allocation of net settlement proceeds are approximate and subject to court approval, and the proposed allocation is subject to revision by counsel for the class. They are not effective until such court approval is final, including the resolution of any appeal.

Included with this letter are documents which solicit your consent and are part of a Registration Statement on Form S-4, as well as a DVD we created which you may view on your television or computer explaining many aspects of this transaction and how you can find out more information.

This consolidation will only occur with an IPO at which time the REIT would be publicly traded. In the less likely event of a third-party portfolio transaction, there will be no consolidation, and instead all entities which would otherwise be consolidated will act in concert to convey their properties to a buyer.

The necessary approvals for effecting this consolidation/IPO or the portfolio transaction have been received from all the entities on Schedule A, and there are only three remaining entities (the “subject LLCs”) now being solicited, of which ESBA is one.

Introduction

ESBA was formed in 1961 by Lawrence A. Wien and his son-in-law Peter L. Malkin to acquire and hold a long-term ground lease of Empire. Malkin Holdings has been supervisor of ESBA since its formation. Simultaneous with such acquisition of the ground lease, ESBA concluded an operating lease of Empire to another entity formed and controlled by Mr. Wien and Harry B. Helmsley, Empire State Building Company L.L.C. (“ESBC”). ESBC has also been supervised by Malkin Holdings since its formation. ESBC is now controlled by Peter L. Malkin and the Estate of Leona Helmsley (the “Helmsley Estate”).

For more than 50 years, Malkin Holdings has served the investors in ESBA as supervisor. It has also served from inception as supervisor for all the other entities to be included in the proposed consolidation and IPO. After the death of Lawrence A. Wien, Malkin Holdings was initially controlled by the sole remaining original partner in the acquisition of Empire, Peter L. Malkin, and now it is controlled by Peter L. Malkin and his son Anthony.

Review these Documents, Watch the DVD, Visit the Related Website, and Attend a Conference Call

Please read this letter and the enclosed documents carefully. Please review the DVD included with this package. The DVD includes videos featuring Peter L. Malkin and Anthony E. Malkin discussing and providing answers to commonly asked questions, instructions how to fill out your consent form, and videos highlighting the properties involved in the transaction. We have prepared a website which also is a part of the information available to assist you (the contents of the DVD are also viewable from the website).

Our website, WWW.EMPIRESTATEREALTYTRUST.COM, contains letters previously sent to you, historical background documents, and all of the videos and instructions how to fill out your consent form from the DVD. Our website will allow you to communicate directly with Malkin Holdings via e-mail and to arrange for personal contact and outreach on specific matters of interest and concern that you may have. Your password for access to the website is provided in a separate letter included in this package.

Our website offers you the opportunity to register to listen to a discussion on a conference call to discuss these materials and to have questions about the proposal. If you are unfamiliar with the internet and prefer to speak with someone, you can dial our proxy solicitor MacKenzie Partners L.L.C. at 1-888-410-7850 and they will assist you in registering for a call and can also answer questions you may have from your review of our materials.

The enclosed materials, the DVD, the website, and our representatives whom you can access through Malkin Holdings will provide you the opportunity to obtain the facts behind the proposed transaction from those who acquired Empire, created ESBA and ESBC, and conceived of this proposed consolidation and IPO.

WE RECOMMEND YOU VOTE “FOR” THE CONSOLIDATION.

We Believe You Will Have the Opportunity to Receive Benefits and Enhanced Value if the Transaction Does Happen:

•	Opportunity for liquidity if and when you want, which has not been available to participants in ESBA in a public market since inception.

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If and when you ever want to sell your ownership interest (after expiration of the lock-up periods), or want your heirs to have that opportunity, you and your heirs will be able to sell all or part of your interest in a public market on a national securities exchange.

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Your shares of Class A REIT common stock and your operating partnership units of Empire State Realty OP, L.P. (the “Operating Partnership”) are both expected to be listed on the New York Stock Exchange (the “NYSE”), facilitating an efficient sale at a time of your choosing, subject to securities laws and temporary sale restrictions described below.

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Your existing participation interest has only a limited market and a limited pool of potential buyers. To the extent there have been participation sales in the past, buyers have acquired such interests at what we believe was a substantial discount. We do not believe such a discount will apply to Class A REIT shares, as they will be listed on a national securities exchange that is intended to provide liquidity in an efficient market. After one year, Operating Partnership Units will be redeemable by you for equivalent cash (based on the then current market price of Class A REIT shares) or, at the REIT’s election, Class A REIT shares.

•	Opportunity to pay no tax currently on the transaction.

•	You can elect to receive your interests in the consolidated entity on a 100% tax-deferred basis. (Operating Partnership Units).

•	Operating Partnership Units are expected also to be listed on the NYSE and will receive the same distributions as Class A REIT shares.

•	The benefits of this transaction will be available to you with the same options as were given to the Malkin family and the investors in the private entities.

•	Opportunity for one-time special distributions.

•	If the consolidation closes, you will receive the following additional distributions:

•	A one-time special distribution equal to the existing reserves in excess of working capital.

•	ESBA’s share of expenditures relating to the consolidation and IPO, which will be reimbursed to ESBA by the REIT out of IPO proceeds.

•	Your share of the proceeds of the settlement of the class action, subject to approval of the settlement by the court, based on the settlement allocations as proposed by the plaintiffs.

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We estimate, on the basis described above, that the total amount of these additional distributions will be $14,852 per $10,000 original investment if you are subject to the voluntary capital override and $13,362 per $10,000 original investment if you are not subject to the voluntary capital override.

•	If the consolidation does not close, these distributions will not be made.

The Helmsley Estate and Malkin family are responsible for the payment of the class action settlement. Investors in ESBA will not pay any portion of the class action settlement.

•	Opportunity for regular distributions with greater potential for increase in distributions than the status quo.

•	Distributions will be at least 90% of annual REIT taxable income, which is determined by property performance and not stock price.

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The expected regular quarterly distributions to stockholders in the REIT will be based on the performance of a portfolio of properties, rather than just one property. Because of our REIT structure, we expect your distributions to be more consistent and predictable.

•	We believe that participants have greater potential for increased distributions as a holder of Operating Partnership Units or common stock than as a participant in ESBA.

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The greater potential for increased distributions results from the potential for improved performance of the properties, potential growth from acquisitions and a better capital structure made possible by the combined balance sheet of all the properties.

•	Opportunity to diversify your holdings.

•	Those who choose to continue to own interests will receive distributions from the consolidated results of a portfolio of properties, rather than just an interest in one property.

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The portfolio of properties to be consolidated with Empire consists of well-occupied, well-located, upgraded, award-winning properties with high quality tenants, strengthening operating performance, and potential for continued improvement.

•	Opportunity for enhanced operating efficiencies.

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The consolidation of administrative functions and the operation of the properties through a single entity with modern, centrally coordinated, and efficient governance should allow for better and more efficient operation.

•	Clear management succession will be possible, and we believe top real estate executives and managers will be attracted to the centralized management structure of the consolidated company.

•	Tax reporting for investors will be simplified and expedited.

•	Opportunity for best corporate governance.

•	Management will be accountable to the REIT’s Board of Directors and will have to be compliant with SEC, FINRA and NYSE rules and Sarbanes-Oxley and Dodd-Frank requirements.

•	The REIT’s Board of Directors will have six independent directors and one Malkin family member, Anthony E. Malkin.

•	Only one Malkin family member, Anthony E. Malkin, will be employed by the REIT.

•	The REIT’s financial statements will be audited by Ernst & Young, a major independent public accounting firm, and its performance is expected to be subject to published research by market analysts.

•	Opportunity for capital markets efficiency through consolidated balance sheet.

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The REIT will have a combined balance sheet from the entire portfolio which, based on September 30, 2012 pro forma balance sheet data, will have debt of only about 21% of the appraised value of its properties, as determined by Duff & Phelps, the independent valuer, for purposes of establishing exchange values of the properties.

•	We believe the combined balance sheet will allow for greater access to more sources of capital with greater efficiency and at lower costs.

•	The REIT is expected to have less need to keep cash reserves and should have no need to keep property level cash reserves.

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All existing ESBA reserves in excess of working capital and expenditures relating to the consolidation and IPO which shall be reimbursed will be distributed to participants in ESBA at the time of the consolidation and IPO.

•	Opportunity for growth.

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With lower cost of capital funds available from anticipated new loan facility of $800 million (for which $400 million commitments already have been received) and efficient operation, the REIT should have significant flexibility to continue to grow the bottom line from existing operations and to pursue new acquisitions.

Without the Transaction, We Believe You Will Suffer from the Following Disadvantages:

•	You will be left with illiquid interests.

•	You will not be able to sell your interests in an efficient public market.

•	Past sales by investors have been at what we believe was a large price discount.

•	You will be left with an archaic ownership structure.

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Two-tier ownership through an operating lease complicates operations and reporting, and financing decisions by the operating lessee could adversely affect distributions beyond regular monthly distributions.

•	You will be left with no clear management succession.

•	The present structure makes management transition difficult. Investors rely on the second and third generations of the Malkin family.

•	You will be left with reliance on single property performance.

•	ESBA has an interest in only one property, so the returns to you are dependent solely on the performance of Empire. If Empire does not perform well, your distributions will be adversely affected.

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ESBA has several unique challenges including the control structure of its operating lessee, reliance on tourism trends for its observatory operations, reliance on broadcasting revenues, and risks of competition from One World Trade Center and direct and indirect impacts of acts of terror.

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In comparison, the REIT will own many quality properties which will contribute to distributions (so if Empire does not perform well but other REIT properties do perform well, REIT stockholders still will continue to receive distributions based on the total portfolio).

•	You will be left with inconsistent distributions; more inefficient access to debt at greater cost.

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Distributions available to ESBA investors are based on cash flow, which is determined substantially by its operating lessee ESBC. ESBC’s decisions determine what cash flow is available for distribution by ESBA to ESBA investors.

•	ESBC must maintain reserves and pay for improvements and tenanting costs out of cash flow, unless financings are successfully pursued.

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There can be no assurance that financings (which have funded significant amounts of recent distributions) will be available on satisfactory terms. ESBA does not have the diversified borrowing base that the REIT would have.

•	You will not receive the one-time special distributions.

•	If the consolidation does not close, you will not receive the following additional distributions:

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a one-time special distribution equal to the existing reserves in excess of working capital and the reimbursement for payments made by ESBA for its share of the expenditures relating to the consolidation and IPO.

•	your share of the proceeds of the settlement of the class action, which is subject to approval of the settlement by the court.

Investors in ESBA will not pay any portion of the class action settlement.

•	You will be left with the possibility of conflict/deadlock in ESBC.

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As operating lessee, ESBC makes all decisions relating to the operations of Empire, including leasing; repairs; use of cash flow; whether to seek financing for major expenditures; and establishment of reserves.

•	The Helmsley Estate and the Malkin family must agree on all major ESBC decisions, and anyone who acquires the Helmsley Estate’s interest will succeed to its veto power.

•	There have been deadlocks in the past which have adversely impacted ESBC performance and reduced results for ESBA.

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Deadlock in ESBC exposes ESBA investors to problems such as impairment of financing or leasing, which can damage performance. In that case, ESBA’s cash flow and distributions could be adversely affected.

Important Documents Enclosed

Accompanying this letter are important documents pertaining to your interest. Read these documents to inform yourself fully about the opportunity presented by this consolidation, which we have conceived and fully support. Each document informs you about the reasons for our recommendation, the benefits and potential risks, how ESBA was valued in the consolidation, and other material facts.

The documents include:

•	the consent form:

•	This document lays out concisely the consents requested from each investor.

•	Each consent request is explained in detail in the enclosed documents, and you can state your vote only on the consent form.

•	IF YOU HAVE MULTIPLE INVESTMENTS WITH US, YOU HAVE RECEIVED MORE THAN ONE CONSENT FORM, AND EACH MUST BE FILLED OUT FOR YOU TO EXERCISE YOUR RIGHT TO VOTE FOR EACH SUCH INVESTMENT.

•	On your consent form is the name and phone number for you to call with any question you may have.

•	a supplement which provides information specific to ESBA.

•	the prospectus/consent solicitation statement included in the effective Form S-4:

•	This document describes the overall transaction and all properties to be consolidated into the REIT, certain background information and agreements, and the effect of the transaction on ESBA and you.

•	Duff & Phelps final valuation:

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This document is Appendix B to the prospectus/consent solicitation statement and is explained in the disclosure entitled “Reports, Opinions and Appraisals” and “Exchange Value and Allocation of Common Stock – Derivation of Exchange Values” in the prospectus/consent solicitation statement.

•	This document explains how the various components of the consolidation were valued by Duff & Phelps, which we refer to as “the independent valuer” throughout the information presented.

•	The interests in the REIT will be allocated to ESBA and the other contributing entities based on their relative value, as determined by Duff & Phelps.

•	You will be allocated interests in the REIT in accordance with your share of ESBA under its written governing agreements.

Please read the materials carefully and feel free to call if you have any question with regard to the documents, our recommended consolidation program, and the completion of the consent form(s). You can also reach us through our website WWW.EMPIRESTATEREALTYTRUST.COM.

Peter L. Malkin will be Chairman Emeritus, and Anthony E. Malkin will be Chairman, Chief Executive Officer and President, of the REIT. Though these are new titles, they are materially identical to the roles Anthony and Peter Malkin presently hold at Malkin Holdings and its affiliates. Executives and employees of the REIT will be subject to the oversight of a board of directors.

Anthony E. Malkin will be the only Malkin family member and the sole descendant of Lawrence A. Wien who will be employed by the REIT and who will serve on the Board of Directors. The remainder of the Board will consist of six independent directors.

Our existing team of executives and staff will join the REIT as part of the consolidation. Other newly and to be hired leasing and management executives and staff will add to our current team. Malkin Holdings and certain of its affiliates’ related business will be contributed to the REIT.

The Malkin family members, including the descendants of Lawrence A. Wien and their affiliates, and the Helmsley Estate have consented to, or advised that they will consent to, the consolidation and the third-party portfolio proposal, as recommended to you, for all their interests in the properties to be contributed to the REIT in the proposed consolidation, including ESBA.

Over the past year, on behalf of ESBA and all proposed parties to the proposed consolidation, we have:

•	hired Ernst & Young to audit the financial statements required in connection with the consolidation and IPO, and to be the independent auditors for the REIT.

•	engaged Proskauer Rose and Clifford Chance, leading expert counsel, to provide advice in connection with the proposed transactions, including the consolidation and IPO.

•	engaged Duff & Phelps (NYSE symbol: DUF), a national independent valuer, to prepare the valuations and allocations of value for all proposed parties to the consolidation.

•	chosen BofA Merrill Lynch and Goldman, Sachs & Co., two leading investment banks, to act as lead underwriters in the REIT’s IPO.

WE BELIEVE THIS TRANSACTION REPRESENTS AN IMPORTANT, TIMELY OPPORTUNITY FOR YOU. WE RECOMMEND YOU VOTE “FOR” THE CONSOLIDATION.

You Will Receive the Same Distributions Whatever You Elect to Receive

•	Operating Partnership units (“OP units”)

•	Expected to be 100% tax-deferred and not taxable on receipt.

•	Listed on a national securities exchange and available to be sold in the public market.

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Approximately 4% of an investor’s OP units may be sold at any time after the IPO, 50% may be sold starting six months after the IPO, and the balance may be sold starting 12 months after the IPO, subject to the securities laws (although the market is expected to be more limited for OP units than for the Class A REIT shares).

•	Redeemable any time by you after 12 months for equivalent cash based on the then current market price of Class A REIT shares or, at the REIT’s election, Class A REIT shares on a one-for-one basis.

•	Non-voting.

•	A combination of Class B REIT shares and OP units

•	Expected to be 98% tax-deferred and 2% taxable on receipt.

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Those electing OP units may also elect to receive one Class B REIT share in lieu of one OP unit for every 50 OP units such investor would otherwise receive in the consolidation (i.e., the electing investor will receive one share of Class B REIT stock and 49 OP units).

•	Only the Class B REIT share will be taxable on receipt.

•	An investor who elects Class B REIT shares with OP units will have the vote which is equivalent to the vote such investor would receive if electing all Class A REIT shares.

•	Class A REIT shares

•	100% taxable on receipt.

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Listed on a national securities exchange and available to be sold in the public market, so that 50% of an investor’s holdings may be sold starting six months after the IPO and the balance may be sold starting 12 months after the IPO, subject to the securities laws.

•	Voting.

You have the same choices which were made available to the Malkin family and the investors in the private entities, for which the necessary approvals are already in place for the proposed consolidation and IPO. The Malkin family members opted to receive a combination of OP units and Class B REIT shares and a small percentage of Class A REIT shares. The Malkin family presently intends to hold and not sell the OP units and shares it receives in the consolidation. We expect the Class A REIT shares and OP units to be listed on the NYSE upon closing of the REIT’s IPO.

Consolidation

The closing of the consolidation will occur simultaneously with the closing of the IPO. Without an IPO there will be no consolidation. In the less likely outcome that there is a third-party portfolio transaction, there will be no consolidation, and instead all entities which would otherwise be consolidated will act in concert to convey their properties to a buyer.

In evaluating the consolidation, we encourage you carefully to review the enclosed prospectus/consent solicitation statement and supplement, which set forth certain actual and/or potential conflicts of interest and risks factors in the proposed consolidation.

Third-Party Portfolio Transaction

We believe the consolidation and IPO represent the best opportunity for investors to achieve liquidity and to maximize the value of their respective investments. We also believe it is advisable to have the flexibility to accept an offer for the entire portfolio of properties from an unaffiliated third party if the supervisor determines the offer price includes an adequate premium above the value that is expected to be realized over time from the consolidation. As set forth in the prospectus/consent solicitation statement, such a purchase offer would be required to include the following terms:

•	A price of at least 115% of the portfolio’s aggregate exchange value of $4.182 billion, as determined by Duff & Phelps, the independent valuer.

•	The proposal must provide for all cash, payable in full at closing. There will be no purchase price adjustments, earn-outs, or any similar or contingent payments.

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The proposal may provide an option for all investors to elect individually to receive securities as an alternative to cash. If the proposal provides such a securities option, the Malkin family, affiliates of the subject LLCs and private entities and participants in the subject LLCs and private entities will have the right to elect to receive securities only on the same proportional basis as other investors.

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No member of the Malkin family will be an affiliate, consultant, employee, officer or director of the purchaser or receive any compensation from the purchaser (other than their share of the consideration attributable to their existing interests in accord with the allocation by Duff & Phelps).

•	In the case of a third-party portfolio transaction, there will be no consolidation and therefore no tax protection for any Malkin family member or related party.

Therefore, you also are being asked to consent to a sale of ESBA’s property interest as part of a portfolio sale to a third party, which meets or exceeds the price, and meets all the other terms, described above.

Malkin Holdings has agreed that it will not accept a third-party purchase offer, unless it is unanimously approved by a committee which will include representatives of Malkin Holdings and the Helmsley Estate, and will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015, or such earlier date as may be set with or without notice or public announcement.

Voluntary Reimbursement

We are also requesting your individual approval to make a Voluntary Reimbursement to Peter L. Malkin and Malkin Holdings for your pro rata share of the expenses advanced by them, with interest at prime, on behalf of ESBA to conclude successfully the legal proceedings to replace Helmsley-Spear as property manager for ESBA and other portfolio entities.

To date, consent has been received for the Voluntary Reimbursement from more than 72% of the investors in entities in which this request was previously made. The Helmsley Estate paid $5,021,048 Voluntary Reimbursement, representing its entire pro rata share.

In 1997, Peter L. Malkin, in his personal and representative capacities, and Malkin Holdings commenced litigation to remove Helmsley-Spear where it was then serving as managing and leasing agent in any property supervised by Malkin Holdings. Following the successful conclusion of these proceedings, Malkin Holdings conceived and planned a comprehensive program to renovate and reposition the Manhattan office properties now proposed to be a part of the consolidation, including Empire.

The resulting improvements are described in the supplement, including new or restored and improved lobbies; elevator modernization; common hallway upgrades; bathroom renovations; roof and façade restorations; new windows; and building-wide systems upgrades.

The potential Voluntary Reimbursement under this request for your individual approval is your pro rata share of the total allocable to ESBA. Of that amount, 97% is attributable to advances by Peter L. Malkin for payments to unaffiliated third parties, with interest thereon at prime, and 3% is for work performed by Malkin Holdings.

These actions and others have elevated Empire’s competitive position in the market and attracted, attract, and should continue to attract, new and better quality tenants for longer lease terms. The same results have been achieved at the other Manhattan portfolio properties to be consolidated.

As of September 30, 2012, Empire’s office space and retail space were approximately 67.4% and 85.9% leased, respectively, reflecting the improvement and re-tenanting program. The net effective annual base rent at Empire as of September 30, 2012, was $43.80 per square foot, substantially higher than the rent preceding the program.

We recommend that you vote “FOR” (i) the consolidation and (ii) the third-party portfolio proposal and that you “CONSENT TO” the Voluntary Reimbursement.

Questions and Answers Regarding the Consolidation and the IPO (the “Transaction”)

Q:	What is the consolidation on which I am being asked to vote?

A:

You are being asked to approve the contribution of ESBA’s assets to the REIT in a consolidation which will include (a) the Manhattan and greater New York metropolitan area portfolio of office and retail properties supervised by Malkin Holdings and (b) the business and staff of Malkin Holdings and its affiliates, which provide asset management, property management and construction services to such properties.

Q.	Will I receive distributions from the REIT?

A:

Yes. To qualify as a REIT, the REIT must distribute at least 90% of its annual REIT taxable income (determined without regard to the deduction for distributions paid and excluding net capital gains). REIT taxable income will be determined by the performance of the portfolio of the REIT’s properties and UNAFFECTED BY ITS STOCK PRICE.

The REIT and the Operating Partnership intend to make regular quarterly distributions following the IPO.

Q.	How will this transaction impact my distributions?

A:

The expected regular quarterly distributions to stockholders in the REIT will be based on the performance of a portfolio of properties rather than just one property and are required to be at least 90% of its annual REIT taxable income to maintain its qualification as a REIT. The supervisor believes that participants have greater potential for increased distributions as a holder of operating partnership units or common stock than as a participant in ESBA from improved performance of the properties, potential growth from acquisitions and a better capital structure made possible by the combined balance sheet of all the properties. There is no assurance, however, that the REIT’s distributions will increase over time or be greater than the historical distributions made to participants in ESBA.

In the enclosed prospectus/consent solicitation statement, you can see that it contains an estimate of initial annual distribution per $10,000 original investment for the 12 months after September 30, 2012 of $5,866 (which is based on our estimated cash available for distribution for such period). You can compare this estimated distribution to prior years’ distributions in ESBA. Distributions during 2007-2011 have been at the average rate of $3,110 per annum on a $10,000 original unit. Of the $3,110 total distribution, $1,179 is from basic rent and $1,931 is from overage rent (of which $140 is attributable to borrowings and $1,791 is attributable to operations).

Q.	How do I know the valuations are fair?

A:

To produce the exchange values and render a fairness opinion, Malkin Holdings chose Duff & Phelps for its reputation and independence. Duff & Phelps is an internationally recognized firm which is considered well-skilled in providing valuation services for a broad variety of real estate firms.

Duff & Phelps began by appraising the value of each of the 18 office and retail properties and the development site as well as the management companies to be included in the REIT that would be created as part of the consolidation. Then, Duff & Phelps allocated such property’s value to each of the present entities holding an interest in that property.

Valuation materials which Duff & Phelps provided to us are included as Appendices A and B to the prospectus/consent solicitation statement, and the financial projections used by Duff & Phelps in its exchange valuation process for all the properties and entities are included as Appendix C, all of which you can review.

We encourage you to visit www.duffandphelps.com to learn more about this national leader in valuation, which was chosen to perform the exchange valuation.

Q.	Can’t things just stay the way they are?

A:

No. The Helmsley Estate is required to sell its interest in ESBA’s operating lessee, ESBC. ESBC’s decisions control property operation and use of cash flow, thus determining the amount of cash available for ESBA’s distributions.

The Helmsley Estate’s interest and the Malkin family’s interest hold equal veto rights on decisions made by ESBC, because under the ESBC operating agreement, full administrative and operational control of all matters, including decisions which affect the availability of profits and thus the amount of overage rent payable to ESBA, requires 80% consent, and the Helmsley Estate and the Malkin family together have over 87.5% of the vote. Such veto rights held by each of the Helmsley Estate and the Malkin family will survive any sale by the Helmsley Estate, and the purchaser(s) would then hold equal veto rights.

If the consolidation and the IPO process are not completed, the Helmsley Estate will have to find another way to liquidate its real estate holdings. In that case, the Helmsley Estate could sell to a person, or group, or group of persons or groups. The Helmsley Estate sale could create a situation in which operational control will be stalemated and, as a result, ESBA’s distributions to all investors could be materially impaired.

Current ownership structure is archaic, complex, and inefficient reflecting the federal income tax law in 1961 which no longer applies and makes the real estate in which you own interests inefficient and less competitive. Your investment to date has relied upon a succession of three generations in the Wien and Malkin family. There is not currently a management succession plan in place to deal with ongoing operation of these complicated and inefficient ownership structures.

Q.	What is the status of the turnaround of the Empire State Building?

A:

Empire has approximately 2.7 million square feet of office space (which includes space leased to broadcasting tenants) and 169,215 square feet of retail space. While its management transitioned from Helmsley-Spear, Inc. in August 2006, and its turnaround program was announced in October 2007, the program is not complete. We currently estimate that between $185 million and $225 million of additional capital (in addition to tenant improvements and leasing commission costs) is needed to complete the renovation plan at Empire, which we expect to complete substantially by the end of 2016.

While the lobby has been restored, the observatory largely upgraded, and long-term leases concluded to new tenants for over 1.5 million square feet of office and retail space, approximately 1.0 million square feet of office space must still be vacated, demolished, and leased to new tenants. The costs of this remaining leasing (including commissions and tenant installations), which are substantial, are in addition to the costs noted above.

Q:	Why am I being asked to consent to a third-party portfolio proposal?

A:

While we believe the consolidation and IPO represents the best opportunity for liquidity and maximization of the value of your investment, we also believe it is in your best interest for Malkin Holdings to be able to consider offers from unaffiliated third parties for the portfolio as a whole which may arise prior to the IPO and to provide Malkin Holdings with the flexibility to accept an offer for the entire portfolio of properties to be consolidated if the offer price is at least 115% of the aggregate exchange value for all such properties and the management companies. The proposal must provide for all cash, payable in full at closing, although it may provide an option for all investors to elect to receive securities as an alternative to cash.

Because of the inability to act without consent of all entities in the portfolio, Malkin Holdings intends not to consider any third-party offer until after completion of the solicitation of consents from participants in all of the public and private entities proposed to be consolidated. Malkin Holdings has agreed that it will not accept a third-party offer unless it is unanimously approved by a committee which will include representatives of the supervisor and the Helmsley Estate and will be authorized to approve offers only if a definitive agreement is entered into prior to December 31, 2015 or such earlier date as may be set with or without notice or public announcement.

In the case of a third-party portfolio transaction, there will be no consolidation and therefore no tax protection for any Malkin family member or related party.

Q:	What are the other items on which I am being asked to vote?

A:	Voluntary Reimbursement.

Any investor who has not previously consented to the Voluntary Reimbursement is being asked to consent at this time to reimburse Peter L. Malkin and Malkin Holdings for such investor’s pro rata share of expenses advanced by them on behalf of ESBA, with interest at prime, in connection with legal proceedings to remove the former property manager and leasing agent, allowing execution of the strategic plan to renovate and reposition Empire and the other supervised properties into a highly regarded branded portfolio.

To date, consent has been received for the Voluntary Reimbursement from more than 72% of the investors in entities in which this request was previously made. The Helmsley Estate paid $5,021,048 Voluntary Reimbursement, representing its entire pro rata share.

The potential Voluntary Reimbursement under this request for your individual approval is your pro rata share of the total allocable to ESBA. Of that amount, 97% is attributable to advances by Peter L. Malkin for payments to unaffiliated third parties, with interest thereon at prime, and 3% is for work performed by Malkin Holdings.

Q:	What is the Operating Partnership?

A:

The Operating Partnership is formed to own and operate substantially all of the REIT’s assets, directly or indirectly. The REIT will be the sole general partner with exclusive power to manage and conduct its business. Holders of OP units will have the same rights to distributions as holders of REIT shares.

Q:	How do I vote “FOR” the consolidation?

A:

Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope or by fax as soon as possible. If you sign and return your ballot form without indicating any choice, your consent form will be counted as a vote “FOR” the consolidation.

Q:	Can I change my vote after I mail my consent form?

A:

Yes. You can change your vote on the consolidation proposal, the third-party portfolio proposal, or both, at any time before the expiration of the solicitation period for your participation group, as it may be extended by the supervisor. You can change your vote in one of two ways: (1) you can send us a written statement that you would like to change your vote, or (2) you can send us a new consent form. A participant in ESBA that voted “AGAINST” the consolidation or the third-party portfolio proposal or “ABSTAINED,” as applicable, or that did not submit a consent form, may change his or her vote to a vote in favor of the applicable proposal within ten days after receiving written notice that the required supermajority consent has been received by such participant’s participating group. In such case his or her participation interest will not be subject to the buyout and will participate on the same basis as other participants who approve the consolidation or third-party portfolio transaction.

Q:	When do you expect the consolidation to be completed?

A:	We hope to complete this consent solicitation promptly. The terms of the consent require that it be completed by December 31, 2014.

Questions and Answers Regarding Statements by Others That We Believe Are Incorrect

Certain individuals are creating what we believe to be an environment of confusion through incorrect statements about ESBA and the proposed transactions. We think it will be useful to present here in brief Q&A format important matters which are necessary to understand our proposal and are in the prospectus/consent solicitation statement.

Q:	I have received emails and other communications from someone who opposes this consolidation. What is your response to their various contentions about the transaction?

A:

Unfortunately, certain individuals are making statements about ESBA and the consolidation which we believe are incorrect and recklessly misleading and thereby creating an environment of confusion. Certain of these individuals and those acting on their behalf have stated that they have been working closely with the SEC, creating an implication that the SEC supports their positions. That statement and any such implication are false.

While we cannot speculate on their motivation, we can tell you that we have moved decisively, including delivering cease and desist notices and related letters requesting preservation of documents in case of any dispute, to seek to prevent them from continuing to provide what we believe to be false and misleading information to investors.

Bloomberg LLP has instructed Richard Edelman to withdraw a video shown on Bloomberg TV (based on a version of a Bloomberg article later revised and updated) which was withdrawn by Bloomberg. The Edelmans continued to feature that withdrawn video on their website despite this instruction.

We met with Martin B. Cowan, who was participating in the Edelmans’ communications and whose distribution analysis was included in their website and discussed during their conference calls. The supervisor discussed with him his analysis and requested that he cease his participation in their communications.

Following a series of discussions regarding these matters, as well as the potential for certain of Mr. Cowan’s statements to be misinterpreted by participants in the Empire State Building Associates L.L.C., Mr. Cowan prepared the letter to clarify that computations he had made included inadvertent error in part of the calculation and should not be relied upon, and agreed to cease participating in the Edelmans’ communications. Mr. Cowan and the supervisor entered into an agreement providing for, among other things, a mutual release of any potential legal claims. No payments were made or will be made in connection with this agreement.

We urge you to rely on the materials that we have filed with the SEC and that we provide to you, rather than on statements by third parties which we believe are inaccurate. We are concerned that any investor who bases his or her decision and vote on the presentations of the Edelmans or those acting on their behalf risks material financial damage from not achieving the stated benefits of the proposed consolidation and IPO and causing damage and loss of such benefits to fellow investors who want the proposed consolidation and IPO to go forward.

Q:	I was told that it would be easy and just as good for ESBA or Empire to become a REIT on its own. Is that true?

A:	No.

We believe, based on discussions we have had, that a single-asset REIT is not typical and that the universe of potential REIT investors (the great majority of which are institutional investors) would not react favorably to such a REIT. Moreover, a stand-alone Empire REIT — even if consented to — would have certain inherent risks and bear many of the same ongoing expenses of a publicly listed company without other properties to share them. We believe these expenses would make it less attractive to investors and diminish value to ESBA participants.

Our proposed consolidation and IPO provides asset diversity and quality and ensures that existing portfolio management will not be operating properties outside the REIT which could be in conflict with the interests of the REIT and its stockholders. A stand-alone Empire REIT would have management which also continues to manage separately from the REIT the other competing assets they currently supervise, something which is frowned upon by institutional investors. We believe the same factors which appeal to institutional investors, including such property diversity and unconflicted management (not operating competing properties), will benefit all investors.

Any Empire-only REIT would require the consent of ESBC which is controlled by the Malkin family and the Helmsley Estate, which have consented only to the proposed transactions. Any future consent to an Empire-only REIT would require the consent of the Malkin family and the Helmsley Estate or any party to which the Helmsley Estate sells its interest, as well as approval of the participants in ESBA pursuant to a consent solicitation that would need to be filed with, and subject to review of, the SEC. Moreover, both the controlling partners in ESBC, Peter L. Malkin and the Helmsley Estate, have committed to the consolidation and the IPO.

Finally, any Empire-only REIT would require material additional expense, an allocation of value between ESBC and ESBA, and an allocation of value for the Malkin Holdings voluntary override from investors in ESBA. We feel confident such allocations will not yield any different result than the allocations inherent in the proposed consolidation and IPO and will require another full valuation process, filing of proxy solicitation material with the SEC and cost for Empire.

Q:	I was told that the other properties are low quality. I heard one person say they were “junk.” Won’t those properties decrease the value of my investment?

A:	No.

Our strategy for redevelopment of Empire was based on our prior successful redevelopment of the other 17 office and retail properties proposed to be part of the consolidation and IPO. Those properties, many of which have been recognized with industry awards, now have only $39 million to $47 million of upgrades remaining, are well located, and have a roster of quality tenants including:

Office tenants: Aetna Life Insurance Company, Air Castle Advisor LLC, Ales Group USA, Inc., American Bureau of Shipping, Bank of Ireland, BP Energy, Carolina Herrera Ltd., Carrier Corporation, Chase Paymentech (a division of JPMorgan Chase Bank), Cisco Systems, Inc., CIT LLC, Citibank, N.A., Crane Company, E-Bay, Elizabeth Arden, Inc., Equifax, Ernst & Young, Evolution Markets, LLC, Fairfield Maxwell Group, Fifth Street Capital, Inc., Forevermark US Inc., Gleacher Securities Group Inc., Guardian Life Insurance Company, Hitachi Cable America Inc., IPREO Holdings LLC, Jefferies Group, Jones Lang LaSalle, JP Morgan Chase Bank, Legg Mason, LF USA, Inc., Liberty

Mutual, Local Initiatives Support Corporation, Mariner Investment Group, Marketfish, Marubeni Specialty Chemicals Inc., Multiple Myeloma Research Foundation, National Indemnity Company, Nestle Holdings, Inc., Nokia, O’Connor Davies Munn & Dobbins, OCE-USA Holdings, Olympus Partners, OMI Group, Open Space Institute, Parkinson’s Disease Foundation, Pasternak Wine Imports, Pearson Education, Inc., Perseus Books Group, Pine Brook Road Partners, LLC, Reed Elsevier, Inc., Robert W. Baird, Inc., Rockwood Capital, LLC, SAP America, Inc., Stark Business Solutions, SunGard, SymphonyIRI Group, Tarter Krinsky & Drogin LLP, Thomson Reuters, Tweedy, Browne Company, Tourist Office of Spain, Universal Remote Control, US Renewables Group, and Warnaco.

Retail tenants: A&P, Allen Edmonds, Ann Taylor, Au Bon Pain, Bank of America, N.A., Bank Santander (Sovereign Bank), Best Buy Mobile, Charles Schwab & Co., Chipotle Mexican Grill, Duane Reade (a division of Walgreen Co.), Ethan Allen, Food Emporium, FedEx/Kinko’s, GameStop, the Gap, HSBC, JP Morgan Chase Bank, Kate Spade, Loews Theatre, Lululemon, Men’s Wearhouse, Nike, Panera Bread, Pot Belly Sandwich Shop, Sprint, Starbucks, Theory and TJ Maxx.

Along with Empire, each of One Grand Central Place, 501 Seventh Avenue, 1359 Broadway, 1350 Broadway, First Stamford Place, Metro Center, 10 Bank Street, 383 Main Avenue and 500 Mamaroneck Avenue has received awards for excellence from the Building Owners and Management Association, the only national organization which gives out such awards.

We encourage you to visit each of www.vimeo.com/46883445 and www.vimeo.com/46881465 to view videos of these properties.

Q:	Is it true that Empire has more upside and I will lose that in the proposed consolidation and IPO?

A:	No.

Duff & Phelps took into account the projected 13 years of future performance of all of the properties in determining their exchange values. Including Empire’s office, retail, broadcast, and observatory operations, Empire’s potential yielded the highest exchange value per square foot of any building in the portfolio. Thus while Empire contains approximately 34% of the total square footage of the REIT, it was assigned approximately 56% of the total share ownership of all the consolidated properties.

We encourage you to visit www.duffandphelps.com to learn more about this national leader in valuation, which was chosen to perform the exchange valuation.

Q:	What about all these lawsuits against the Malkins over this deal? There are five of them; doesn’t that mean the Malkins have done something wrong?

A:	No.

Virtually all large deals get challenged in court. Indeed, according to the Economist, 96% of merger and acquisition transactions in 2011 over $500 million in value were the subject of litigation. The mere existence of a lawsuit does not suggest the claims have any validity whatsoever. We believe the allegations in these lawsuits are without merit, and we have addressed them in a settlement agreement the terms of which are described in the prospectus/consent solicitation statement and which acknowledges that our proposed transaction presents potential benefits, including the opportunity for liquidity and capital appreciation, which merit the participants’ serious consideration and that each of the plaintiffs who brought such an action now intends to support the proposed transaction. Participants in ESBA will bear no cost in connection with the settlement, and will participate in receiving the settlement proceeds.

Q:	Why doesn’t ESBA buy the Helmsley Estate interest? Wouldn’t it be easy for ESBA to get a loan to do this itself?

A:	No.

We are knowledgeable about the market for loans in general and for loans available to ESBA specifically. ESBA is reliant on basic and overage rent from ESBC to cover costs to service and repay loans. Because ESBC is not required to apply cash flow in such a way as to make any additional rent payment above its low basic rent, we believe ESBA would not be able to borrow the necessary amounts to acquire the Helmsley Estate interest. We also believe that a lender is unlikely to make a loan to ESBA unless the debt service on the loan were covered by the fixed basic rent which ESBC, as operating lessee, is committed to pay, rather than overage rent which is only paid following the end of each year and depends on profits of and reserves established by ESBC. The operating lease would need to be amended to increase basic rent, and ESBC has no obligation to assume such additional risk.

In addition, we believe that even if ESBA could borrow the necessary amounts, it would require a new consent from ESBA participants and the agreement of ESBC to join in the borrowing and the purchase, creating delay and potential disadvantage for ESBA compared to other bidders for the Helmsley Estate interest. There is no assurance that ESBC, which is controlled by the Malkin family and the Helmsley Estate, would agree to such a borrowing and fixed rent increase.

ESBA’s failure to conclude the purchase would also leave in place the prospect of a new purchaser of the Helmsley Estate interest, which shares with the Malkin family interest a veto of all decisions by the operating lessee of Empire. Such a purchaser would have the power to influence significantly and control operations and, as a result, distributions to ESBA investors.

We think it is in ESBA’s interests to pursue the consolidation we have recommended.

Q:	I was told that the transaction will cause participants to pay an $85 million tax bill for the Malkins. Is this true?

A:	The tax protection agreement does not provide for any payment upon the consolidation, the IPO or a third-party portfolio sale.

The tax protection agreement would only require a payment if, after completion of the consolidation and the IPO, the independent board directors decided to sell (or failed to maintain certain debt with respect to) one or more of four designated assets within a certain time frame. The independent board members will be subject to a fiduciary duty which will require them to make any such decision for the best interests of the REIT. Anthony E. Malkin, the only Malkin group board member, would not participate in any such decision.

Such a sale is not in any way intended or even contemplated under current plans, and we believe that Steven and Richard Edelman and those working with them are knowingly misstating the facts as a scare tactic.

The practice of granting tax protection to a sponsor is common in consolidations for a REIT initial public offering.

Q:	I was told that the Malkins received an unfair benefit by being relieved of certain guarantees. Is this true?

A:	No.

The Malkins’ guarantees were provided only as an accommodation to the participants in the borrowing entities while they served in a representative capacity as an agent or member of a subject LLC or private entity. The guarantees were intended to make it possible to obtain financing for the benefit of investors by meeting lender requirements for protection against losses arising from acts such as fraud, misappropriation, bankruptcy, and certain environmental matters. Guarantees of this kind had not been required by lenders when these investments were created, and therefore had not been addressed in the organizational documents. The Malkins were not compensated for making these guarantees. They generally are already indemnified against losses on account of guarantees by the entity for whose benefit the guaranty was made.

Risk Factors and Conflicts of Interest

There are material risks and potential disadvantages associated with the consolidation/IPO or a third-party portfolio transaction. The supervisor and its affiliates receive substantial benefits and from inception have had conflicts of interest in connection with ESBA, including in connection with any such consolidation or a third-party portfolio transaction. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the prospectus/consent solicitation statement. There can be no assurance that participants will realize the benefits described herein, including the potential increase in distributions and capital appreciation. In addition, the prospectus/consent solicitation statement includes a more detailed discussion of the tax consequences of the consolidation.

We also caution you that this letter contains forward-looking statements. These forward-looking statements, including the potential for more consistent distributions than the status quo, with greater potential for increased distributions as a holder of operating partnership units or common stock than as a participant in a subject LLC, and the potential for additional capital appreciation over time, are based on our beliefs and expectations as applicable, which may not be correct. No assurance can be given that the REIT’s distributions will increase over time or be greater than the historical distributions made to participants in ESBA. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth in the prospectus/consent solicitation statement.

While we believe that the terms of the consolidation are fair and in the best interests of participants, there can never be any guaranty that the consideration you will receive from the consolidation represents the fair market value of your interests.

You should carefully review the risks and conflicts of interest applicable to the public and private entities that are set forth in the sections entitled “Risk Factors” and “Conflicts of Interest” in the prospectus/consent solicitation statement.

Conclusion

We recommend your approval of the various consents we have requested. We believe that the consolidation/IPO is the best way for you to achieve liquidity, increase distributions, maximize the value of your investment and maximize the potential for future value enhancement while also retaining an interest in the Empire State Building.

You should read carefully the accompanying prospectus/consent solicitation statement and supplement, which contain important information, and we recommend you then vote “FOR” all the matters shown on the consent form.

If you have any question regarding signing and returning the enclosed consent form or the terms of this transaction, please call the contact party listed on the consent form sent to you.

Sincerely,

MALKIN HOLDINGS LLC

Peter L. Malkin	Anthony E. Malkin

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and Malkin Holdings LLC (the “Supervisor”), the REIT, Empire State Realty OP, L.P., and each officer and director of the Companies, the Supervisor or the REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the REIT’s Registration Statement on Form S-4, and the prospectus/consent solicitation statement, which have been filed with the SEC.

Investors in the Companies are urged to review the Registration Statement on Form S-4, the prospectus/consent solicitation statement and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov. You can also obtain without charge a copy of the prospectus/consent solicitation statement and the supplements relating to the individual entities by contacting Ned H. Cohen at 212-687-8700 at Malkin Holdings LLC.

SCHEDULE A

112 West 34th Street Company L.L.C.

112 West 34th Street Associates L.L.C.

1333 Broadway Associates L.L.C.

1350 Broadway Associates L.L.C.

1400 Broadway Associates L.L.C.

501 Seventh Avenue Associates L.L.C.

Seventh & 37th Building Associates L.L.C.

Marlboro Building Associates L.L.C.

Soundview Plaza Associates II L.L.C./ Malkin Co-Investor Capital L.P.

Lincoln Building Associates L.L.C.

Empire State Building Company L.L.C.

Fisk Building Associates L.L.C.

500 Mamaroneck Avenue L.P.

Fairfield MerrittView Limited Partnership

First Stamford Place L.L.C.

One Station Place, Limited Partnership

New York Union Square Retail L.P.

Westport Main Street Retail L.L.C.

East West Manhattan Retail Portfolio L.P.

1185 Swap Portfolio L.P.

Fairfax Merrifield Associates L.L.C.

Merrifield Apartments Company L.L.C.

BBSF, L.L.C.

January 21, 2013

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

Dear Fellow Participants:

      As mentioned in our transmittal letter which accompanies this letter and the S-4 and related documents, we have established a website (WWW.EMPIRESTATEREALTYTRUST.COM) which is now available to you with information to assist you in your vote on our recommended consolidation and IPO. The website contains new material and copies of prior materials which have been sent to you, including:

—	Videos

o      Five separate discussions with Peter and Anthony Malkin about the proposals;

o      Two brief tours of the properties to be consolidated; and

o      Instructions on how to fill out your consent form;

—	Dates of conference calls with Peter and Anthony Malkin and how to register for them;

—	Copies of all prior correspondence sent to investors and other key documents; and

—	An opportunity to send questions directly or ask to be called by someone to answer questions.

      WWW.EMPIRESTATEREALTYTRUST.COM is accessible only to participants in the above entities. In order to access the website, you must enter the following password:

Password: <<FIELD CODE>>

      This website is private and for the exclusive use of participants and their advisors. We ask that you please not share this password with anyone else.

      We will continue to add new material to the site. You can use the website to communicate questions and comments directly to us. We encourage you to visit it frequently.

      As always, we strive to make sure that you understand the transaction we are recommending and address all your questions. We hope you find this website helpful. If you have trouble accessing the website, please contact inquiries@malkinholdings.com or call (212) 850-2705.

Cordially,

MALKIN HOLDINGS LLC

Peter L. Malkin	Anthony E. Malkin

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and Malkin Holdings LLC as their supervisor (the “Supervisor”), and Empire State Realty Trust, Inc. (the “REIT”), Empire State Realty OP, L.P. and each officer and director of the Companies, the Supervisor, or the REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the REIT’s Registration Statement on Form S-4, and the prospectus/consent solicitation, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4, the prospectus/ consent solicitation, and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov. You can also obtain without charge a copy of the prospectus/consent solicitation and the supplement relating to the individual entities by contacting Ned H. Cohen at Malkin Holdings LLC.

January 21, 2013

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.:

      As we previously explained, the SEC has declared our S-4 effective, thus allowing us to request your consent for our recommended consolidation of properties owned by the above limited liability companies into a real estate investment trust under the name Empire State Realty Trust, Inc. to be traded on the New York Stock Exchange. After more than half a century working on behalf of investors, we have spent more than two years developing what we believe is an opportunity unique in the history of your investment for you to enhance your investment with us with liquidity, diversification, modern corporate governance, better access to capital markets, more efficient management, and better prospects for increased distributions than the status quo.

      We shall appreciate your immediate review and response to the various consents set forth in the attached material which includes:

—	For each entity in which you are invested with us:

o      A consent form;

o      A summary letter with an overview of the proposals; and

o      A property supplement.

—	A DVD featuring:

o      Discussions with Peter and Anthony Malkin about the proposals;

o      Property videos; and

o      Instructions on how to fill out your consent form.

—	Announcement of our new investor website www.empirestaterealtytrust.com

o      A letter with your personalized website access password is enclosed.

—	The prospectus/consent solicitation included in the Form S-4 declared effective by the Securities and Exchange Commission.

      There are several ways you can ask us questions:

—	Visit our website and click on “Send us Questions/ Comments”;
—	Call our toll free phone number (888) 410-7850; and
—	Send us an email to: inquiries@malkinholdings.com.

Please do not hesitate to ask us any question you may have.

      We ask that you respond as soon as convenient. We feel confident that when you have the benefit of the materials enclosed and the opportunity to have your questions answered by those who have created and supervised these investments since inception, you will share our conclusion that our new proposal is a unique opportunity to increase the value of your investment.

Cordially,

MALKIN HOLDINGS LLC

Peter L. Malkin	Anthony E. Malkin

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and Malkin Holdings LLC (the “Supervisor”), Empire State Realty Trust, Inc. (the “REIT”), Empire State Realty OP, L.P., and each officer and director of the Companies, the Supervisor or the REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the REIT’s Registration Statement on Form S-4 and prospectus/consent solicitation, which have been filed with the SEC.

Investors in the Companies are urged to review the Registration Statement on Form S-4, the prospectus/consent solicitation and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov. You can also obtain without charge a copy of the prospectus/consent solicitation and the supplements relating to the individual entities by contacting Ned H. Cohen at Malkin Holdings LLC.

January 21, 2013

[NAME OF PARTICIPANT]

[ADDRESS]

[ADDRESS]

Account ID:  [INSERT]

DOCUMENT RETURN GUIDE - - EMPIRE STATE REALTY TRUST, INC.

This is a summary of the documents which are to be signed and returned by you to permit your limited liability company’s contribution of its property interest to Empire State Realty Trust, Inc. (the “REIT”) as part of a consolidation of office and retail properties in Manhattan and the greater New York metropolitan area into the REIT.

We suggest you first read the letter from Peter and Anthony Malkin which provides a summary overview of the proposed transactions, review the contents of the enclosed DVD and visit our website (www.empirestaterealtytrust.com) using your enclosed website access password, and then review all the other enclosures, so you can promptly complete, sign and return these forms.

For convenience, any form which you are requested to return is printed on colored paper. A postage-prepaid envelope is enclosed for returning your completed documentation.

ONE CONSENT FORM FOR EACH ENTITY IN WHICH YOU ARE INVESTED:

[Empire State Building Associates L.L.C. - green form]

[60 East 42nd St. Associates L.L.C. – blue form]

[250 West 57th St. Associates L.L.C. - pink form]

ONE CERTIFICATION OF NON-FOREIGN STATUS WITH FORM W-9 -- cream form

We have engaged MacKenzie Partners, Inc. to assist in answering investor inquiries. If you have any question or need assistance in completing the forms, please call (888) 410-7850.

Thank you in advance for your timely attention to these documents.

Cordially,

MALKIN HOLDINGS LLC

Peter L. Malkin	Anthony E. Malkin

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and Malkin Holdings LLC (the “Supervisor”), Empire State Realty Trust, Inc. (the “REIT”), Empire State Realty OP, L.P., and each officer and director of the Companies, the Supervisor or the REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 the REIT’s Registration Statement on Form S-4 and prospectus/consent solicitation, which have been filed with the SEC.

Investors in the Companies are urged to review the Registration Statement on Form S-4, the prospectus/consent solicitation and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov. You can also obtain without charge a copy of the prospectus/consent solicitation and the supplements relating to the individual entities by contacting Ned H. Cohen at Malkin Holdings LLC.